EXHIBIT 99-1

PLEASE CONTACT:

Tere Miller

Vice President,

Corporate Communications

760-741-2111 ext. 177

REALTY INCOME REPORTS RECORD THIRD QUARTER AND
NINE MONTH OPERATING RESULTS

ESCONDIDO, CALIFORNIA, October 27, 2004...Realty Income Corporation (Realty Income), The Monthly Dividend Company®, (NYSE: O) announces operating results for the third quarter and nine months ended September 30, 2004.

COMPANY HIGHLIGHTS

For the three months ended September 30, 2004

•                  Revenue increased 21.5% to $44.1 million compared to the same period in 2003

•                  Funds from Operations available to common stockholders (FFO) increased 17.5% to $29.5 million

•                  FFO per diluted common share increased 4.2% to $0.74 per share

•                  Net income available to common stockholders per diluted common share increased to $0.55

•                  Portfolio occupancy was 98.1% as of September 30th

•                  Same store rents increased 1.6%

•                  Invested $44.3 million in 41 additional properties

•                  Increased the monthly dividend amount 7.4% in August to an annual amount of $2.61 per share

•                  Increased the monthly dividend amount again in September to an annual amount of $2.625 per share

For the nine months ended September 30, 2004

•                  Revenue increased 23.4% to $130.2 million compared to the same period in 2003

•                  Funds from Operations available to common stockholders (FFO) increased 24.0% to $89.4 million

•                  FFO per diluted common share increased 10.7% to $2.28 per share

•                  Net income available to common stockholders per diluted common share increased to $1.68

•                  Same store rents increased 1.9%

•                  Invested $178.0 million in 182 additional properties

•                  Increased the dividend a total of 9.4% through September 30, 2004

•                  Paid the 410th consecutive monthly dividend in September 2004

Financial Results

Revenue Increases

Realty Income’s revenue for the quarter ended September 30, 2004 increased 21.5% to $44.1 million as compared to $36.3 million for the same quarter in 2003.

Revenue for the nine months ended September 30, 2004 increased 23.4 % to $130.2 million as compared to $105.5 million for the same period in 2003.

Funds from Operations

FFO for the quarter ended September 30, 2004 increased 17.5% to $29.5 million as compared to $25.1 million for the same quarter in 2003. On a diluted per common share basis, FFO increased 4.2% to $0.74 per share as compared to $0.71 per share for the same period in 2003.

FFO for the nine months ended September 30, 2004 increased 24.0% to $89.4 million as compared to $72.1 million for the same period in 2003. On a diluted per common share basis, FFO increased 10.7 % to $2.28 per share as compared to $2.06 per share for the same period in 2003.

FFO for the quarter and nine months ended September 30, 2004 and 2003 has been adjusted to reflect additional impairments on the sale of certain properties during these periods.  These additional impairments relate to properties where a contract for the sale of a property and the closing of the sale transaction occurred during the same quarterly period. As these transactions were contracted for and closed during the same quarter, losses on the sales were booked and reflected in the Company’s financial statements but no impairments were booked on these properties in the Company’s calculation of FFO.  The Company now believes that such impairments on property sales should be deducted from the calculation of FFO.  FFO for the quarter and nine months ended September 30, 2004 was reduced by $70,000 or $0.002 per share and $341,000 or $0.009 per share, respectively.  FFO for the quarter and nine months ended September 30, 2003 was reduced by $25,000 or $0.001 per share and $432,000 or $0.012 per share, respectively.  The losses from these transactions were previously included in the Company’s calculation for net income and, as such, have no impact on the Company’s previously reported consolidated statements of income or consolidated balance sheets for these periods.

The Company considers FFO to be an appropriate supplemental measure of a Real Estate Investment Trust’s (REIT’s) operating performance as it is based on net income analysis of property portfolio performance that excludes non-cash items such as depreciation. FFO is an alternative non-GAAP measure that is also considered to be a good indicator of a company’s ability to generate income to pay dividends. We define FFO consistent with the National Association of Real Estate Investment Trust’s definition as net income available to common stockholders, plus depreciation and amortization of assets uniquely significant to the real estate industry, reduced by gains on sales of investment property and extraordinary items. (See reconciliation of net income available to common stockholders to FFO on page seven.)

Net Income Available to Common Stockholders

Net income available to common stockholders, for the quarter ended September 30, 2004, was $22.0 million as compared to $17.9 million for the same quarter in 2003. On a diluted per common share basis, net income was $0.55 per share, for the quarter ended September 30, 2004, as compared to $0.51 per share for the same quarter in 2003. During the third quarter of 2004, net income available to common stockholders included a non-cash charge of $1.4 million, or $0.04 per share. This amount represents the Class C preferred stock original issuance costs that were paid in 1999 and expensed in the current year when the preferred stock was redeemed.

Net income available to common stockholders, for the nine months ended September 30, 2004, was $65.9 million as compared to $51.7 million for the same period in 2003. On a diluted per common share basis, net income was $1.68 per share as compared to $1.47 per share for the same period in 2003. During the nine months ended September 30, 2004, net income available to common stockholders included one-time charges totaling $3.8 million, or $0.10 per share. This amount represents the Class B and Class C preferred stock original issuance costs that were paid in 1999 and expensed in the current year when the preferred stock was redeemed.

The calculation to determine net income for a real estate company includes gains and losses from the sale of investment properties. The amount of gains and losses varies from quarter to quarter according to the timing of property sales. This variance can significantly impact net income.

During both the third quarter of 2004 and 2003, income from continuing operations available to common stockholders was $0.45 per diluted share.

During the first nine months of 2004, income from continuing operations available to common stockholders increased by $0.01 to $1.31 per diluted share as compared to $1.30 per diluted share for the same period in 2003.

Dividend Information

In August 2004, Realty income increased the amount of the monthly common stock dividend by 7.4% to an annualized amount of $2.61 per share. In September 2004, the Company also announced the 28th consecutive quarterly increase in the amount of the monthly dividend. This marked the 31st increase in the amount of the dividend since the Company’s listing on the New York Stock Exchange in 1994. The monthly dividend amount was increased to $0.21875 per share from $0.2175 per share for an annualized dividend amount of $2.625 per share. During the quarter, the common stock dividend increased a total of 8.0%. Through September 2004, the Company has paid 410 consecutive monthly dividends throughout its 35-year operating history. The Company continues its 35-year history of declaring and paying dividends every month.

Real Estate Portfolio Update

As of September 30, 2004, Realty Income’s portfolio of freestanding, single-tenant, retail properties consisted of 1,537 properties located in 48 states, leased to 90 retail chains doing business in 30 retail industries. The properties are leased under long-term, net leases with a weighted average remaining lease term of approximately 11.9 years.

Portfolio Management Activities

The Company’s portfolio of retail real estate, owned primarily under 15- to 20-year net leases, continues to perform well and provide dependable lease revenue supporting the payment of monthly dividends. As of September 30, 2004, portfolio occupancy was 98.1% with only 29 properties available for lease out of 1,537 properties in the portfolio.

Rent Increases

Same store rents on the 1,067 properties under lease during the three months ended September 30, 2004 and 2003 increased 1.6% to $33.37 million from $32.86 million. Same store rents on 1,067 properties under lease during the nine months ended September 30, 2004 and 2003 increased 1.9% to $99.67 million compared to $97.80 million in 2003.

Property Acquisitions

During the third quarter, Realty Income and its wholly-owned subsidiary, Crest Net Lease, Inc., invested $44.3 million in 41 new properties and properties under development. Realty Income invested $35.7 million in 33 new properties and properties under development, with an initial average contractual lease yield of 10.0%. The 33 new properties acquired by Realty Income are located in three states and are 100% leased under net-lease agreements with an initial average lease length of 20.0 years. They are leased to three different retail chains in three industries, automotive collision services, automotive services and motor vehicle dealerships. Crest Net Lease invested $8.6 million in eight new properties and properties under development.

During the nine months ended September 30, 2004, Realty Income and its wholly-owned subsidiary, Crest Net Lease, Inc., invested $178.0 million in 182 new properties and properties under development. Realty Income invested $156.5 million in 160 properties and properties under development with an initial average contractual lease yield of 9.6%. The 160 new properties acquired by Realty Income are located in 14 states and are 100% leased under net-lease agreements with an initial average lease length of 17.3 years. They are leased to nine different retail chains in five industries: automotive collision services, automotive service, convenience store, motor vehicle dealerships and restaurant. Crest Net Lease invested $21.5 million in 22 new properties and properties under development.

Property Dispositions

Realty Income continues to successfully execute its asset disposition program. The objective of the program is to sell assets when the Company believes the reinvestment of the sales proceeds will generate higher returns, enhance the credit quality of the Company’s real estate portfolio or increase the average lease length.

During the third quarter of 2004, Realty Income sold nine properties for $8.9 million, which resulted in a gain on sales of $2.8 million. The properties sold consisted of: one child care location, two consumer electronic stores, three convenience stores, and three restaurant locations. The proceeds were, or will be, used to pay down the Company’s acquisition credit facility and invest in new properties.

During the nine months ended September 30, 2004, Realty Income sold 27 properties for $20.6 million, which resulted in a gain on sales of $6.8 million. The properties consisted of: one automotive service location, eleven child care locations, two consumer electronics stores, four convenience stores, and nine restaurant locations. The proceeds were, or will be, used to pay down the Company’s acquisition credit facility and invest in new properties.

Other Activities

Redemption of Class C Preferred Shares

In July 2004, Realty Income redeemed all 1,380,000 shares outstanding of the Company’s 9-1/2% Class C Cumulative Redeemable Preferred stock. Shares were redeemed using a portion of the proceeds from Realty Income’s May 2004 offering of 7.375% Monthly Income Class D Cumulative Redeemable Preferred shares and borrowings on the Company’s credit facility.

Issued $28.0 million 7-3/8% Monthly Income Class D Preferred Shares

In October 2004, Realty Income issued an additional 1.1 million shares of 7-3/8% Monthly Income Class D Preferred shares priced at $25.4311 per share. The net proceeds from the issuance were used to repay borrowings on the Company’s $250 million unsecured acquisition credit facility.

Crest Net Lease

Crest Net Lease, Inc. is a wholly-owned subsidiary of Realty Income focused on acquiring and subsequently marketing net-leased properties for sale. During the third quarter ended September 30, 2004, Crest sold eight properties for $9.1 million and reported a gain on sales of $1.6 million. During the quarter Crest invested $8.6 million in eight new properties and properties under development.

For the nine months ended September 30, 2004, Crest sold 43 properties for $66.7 million and reported a gain on sales of $9.5 million. During this same period, Crest invested $21.5 million in 22 new properties and properties under development. As of September 30, 2004, Crest carried an inventory of $17.7 million, which consists of 16 properties held for sale.

Management’s goal is for Crest to carry an average inventory of between $20 to $25 million in properties. Crest generates an earnings spread on the difference between the lease payments it receives on the properties held in inventory and the cost of the capital used to acquire the properties. Management believes that at this level of inventory rental revenue will exceed the ongoing operating expenses of Crest without any property sales.

Crest’s contribution to Realty Income’s FFO depends on the timing and the number of property sales, if any, in a given quarter. During the third quarter and first nine months of 2004, Crest generated $1.1 million and $7.3 million, or $0.03 and $0.19, respectively, per diluted common share in FFO for Realty Income as compared to $224,000 and $467,000, or $0.01 and $0.01, respectively, during the same periods in 2003.

CEO Comments on Year-to-Date Operating Results

Commenting on Realty Income’s financial results and real estate operations, Tom A. Lewis, Chief Executive Officer stated, “We are pleased to once again report solid results for the third quarter and that we are on track to achieve our performance goals for 2004. During the third quarter and year-to-date, we’ve realized sizeable increases in revenue, funds from operations, net income and same store rents. Our continued financial strength allowed us to raise the dividend significantly during the third quarter. Shareholders enjoyed two dividend increases during the quarter, a 7.4% increase in August as well as the 28th consecutive quarterly increase in September for a total dividend increase of 8% during the third quarter. During the first nine months of 2004, the dividend has risen from $2.40 to $2.625, or 9.4%. As The Monthly Dividend Company®, we are gratified that we have been able to continue to provide dependable monthly income that has increased over time.

“Portfolio acquisitions were also substantial during the third quarter. Realty Income and Crest Net combined invested $44.3 million in 41 new properties during the quarter, for a total of $178.0 million invested in 182 new properties thus far in 2004. Opportunistic acquisitions, strict due diligence and solid underwriting contributed to exceptional initial average lease rates of 10.0% on third quarter acquisitions and 9.6% year-to-date for Realty Income’s acquisitions. In the current retail net-lease environment these are excellent going-in lease rates. We are also continuing our focus on securing longer lease terms with an average lease length on third quarter acquisitions of 20 years and an average lease length of 17.3 years for year-to-date acquisitions. Portfolio occupancy remains high at 98.1% and the portfolio continues to perform well and meet our performance objectives. In all, we are very pleased with the progress we’ve made during the third quarter and year-to-date.”

Earnings Commentary

Realty Income’s FFO per common share has historically tended to be stable and fairly predictable because of the long-term leases that are the primary source of the Company’s revenue. There are, however, several factors that can cause FFO per common share to vary from levels that have been anticipated by the Company. These factors include, but are not limited to, changes in interest rates, occupancy rates, periodically accessing the capital markets, the level and timing of property acquisitions and dispositions, lease rollovers, the general real estate market, the economy, and the operations of Crest Net Lease.

2004 Estimates

Management estimates that FFO per common share for 2004 should range from $3.02 to $3.06 per share, which would equate to an increase of approximately 4.1% to 5.5% over the Company’s 2003 FFO per diluted common share of $2.90 (adjusted). FFO for 2004 is based on an estimated diluted net income per share range of $2.28 to $2.32 adjusted (in accordance with the National Association of Real Estate Investment Trust’s (NAREIT’s) definition of FFO) for estimated real estate depreciation of $0.95 and potential gain on sales of investment properties of $0.21 per share.

Management further estimates that Crest Net Lease, Inc. could contribute between $0.20 and $0.21 per share to Realty Income’s FFO during 2004. Crest’s primary business is the purchase and sale of properties for a profit. These sales may occur at various times during the course of the year, which could cause FFO, in certain quarters, to fluctuate from normal levels.

2005 Estimates

Management estimates that FFO per common share for 2005 should range from $3.18 to $3.24, which would equate to an increase of approximately 4% to 7% over the Company’s 2004 projected FFO per share range of $3.02 to $3.06 per share. FFO for 2005 is based on an estimated diluted net income per share range of $2.21 to $2.27 adjusted (in accordance with NAREIT’s definition of FFO) for estimated real estate depreciation of $1.09 and potential gain on sales of investment properties of $0.12 per share.

Management further estimates that Crest Net Lease could contribute between $0.06 to $0.09 per share to Realty Income’s FFO during 2005. Crest’s primary business is the purchase and sale of properties for a profit. These sales may occur at various times during the course of the year, which could cause FFO, in certain quarters, to fluctuate from normal levels.

The Company does not intend to provide quarterly estimates of FFO. Absent changes in annual FFO guidance at the end of each quarter, it may be presumed that the Company’s overall estimate for the year has not changed.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, property acquisitions and the timing of these acquisitions, and the profitability of the Company’s subsidiary, Crest Net Lease, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. As of September 30, 2004, the Company had paid 410 consecutive monthly dividends throughout its 35-year operating history. The monthly income is supported by the cash flow from over 1,500 retail properties owned under long-term lease agreements with leading regional and national retail chains. The Company is an active buyer of net-leased retail properties nationwide.

Note to Editors: Realty Income press releases are available at no charge by calling our toll-free investor hotline number: 888-811-2001, or through the internet at http://www.realtyincome.com/Investing/News.html

CONSOLIDATED STATEMENTS OF INCOME

For the three and nine months ended September 30, 2004 and 2003

(dollars in thousands, except per share amounts)

	Three Months Ended 9/30/04	Three Months Ended 9/30/03	Nine Months Ended 9/30/04	Nine Months Ended 9/30/03
REVENUE
Rental	$44,093	$36,052	$129,447	$105,223
Other	19	219	779	316

	44,112	36,271	130,226	105,539
EXPENSES
Interest	8,553	6,578	25,540	19,011
Depreciation and amortization	10,283	8,082	30,080	23,852
General and administrative	3,202	2,544	9,623	7,755
Property	795	655	2,297	1,819
Income taxes	177	114	521	385

	23,010	17,973	68,061	52,822

Income from continuing operations	21,102	18,298	62,165	52,717
Income from discontinued operations:
Real estate acquired for resale	1,096	224	7,256	467
Real estate held for investment	3,005	1,807	7,420	5,768
	4,101	2,031	14,676	6,235

Net income	25,203	20,329	76,841	58,952
Preferred stock:
Preferred stock cash dividends	(1,800)	(2,428)	(7,211)	(7,285)
Excess of redemption value over carrying value of preferred shares redeemed	(1,415)	—	(3,774)	—

Net income available to common stockholders	$21,988	$17,901	$65,856	$51,667

Funds from operations available to common stockholders (FFO)	$29,479	$25,063	$89,388	$72,062

Per share information for common stockholders:
FFO, basic from:
FFO before Crest Net contribution	$0.72	$0.71	$2.10	$2.05
Crest Net Lease	0.03	0.01	0.19	0.01
Total FFO	0.74	0.71	2.28	2.06
FFO, diluted from:
FFO before Crest Net contribution	$0.72	$0.71	$2.10	$2.04
Crest Net Lease	0.03	0.01	0.19	0.01
Total FFO	0.74	0.71	2.28	2.06

Income from continuing operations, basic and diluted	$0.45	$0.45	$1.31	$1.30
Net income, basic	$0.55	$0.51	$1.68	$1.48
Net income, diluted	$0.55	$0.51	$1.68	$1.47
Cash dividends paid	$0.623	$0.593	$1.826	$1.766

FUNDS FROM OPERATIONS

For the three and nine months ended September 30, 2004 and 2003

(dollars in thousands, except per share amounts)

	Three Months Ended 9/30/04	Three Months Ended 9/30/03	Nine Months Ended 9/30/04	Nine Months Ended 9/30/03

Net income available to common stockholders	$21,988	$17,901	$65,856	$51,667
Depreciation and amortization:
Continuing operations	10,283	8,082	30,080	23,852
Discontinued operations	67	242	318	886
Depreciation of furniture, fixtures & equipment	(28)	(29)	(86)	(87)
Gain on sales of investment properties, discontinued operations	(2,831)	(1,133)	(6,780)	(4,256)

Funds from operations available to common stockholders	$29,479	$25,063	$89,388	$72,062

Dividends paid to common stockholders	$24,674	$20,751	$71,399	$61,812

FFO in excess of dividends	$4,805	$4,312	$17,989	$10,250

FFO per common share:
Basic	$0.74	$0.72	$2.28	$2.06
Diluted	$0.74	$0.71	$2.28	$2.06
Weighted average number of common shares used for computation per share:
Basic	39,640,472	35,021,934	39,127,702	34,998,993
Diluted	39,674,993	35,072,731	39,167,575	35,046,352

CONTRIBUTIONS BY CREST NET LEASE TO FUNDS FROM OPERATIONS

For the three and nine months ended September 30, 2004 and 2003

(dollars in thousands, except per share amounts)

Crest Net acquires properties with the intention of reselling them rather than holding them as investments and operating the properties. Consequently, we classify properties acquired by Crest Net as held for sale at the date of acquisition and do not depre-ciate them. The operations of Crest Net’s properties are classified as “income from discontinued operations, real estate acquired for resale.”

Gain on sales of real estate acquired for resale	$1,555	$316	$9,548	$888
Rental revenue	337	211	1,951	432
Other revenue	1	—	1	8
Interest expense	(120)	(82)	(513)	(231)
General and administrative expense	(112)	(93)	(360)	(336)
Property expenses	(57)	(4)	(72)	(19)
Income taxes	(508)	(124)	(3,299)	(275)
Funds from operations contributed by Crest	$1,096	$224	$7,256	$467

FFO per common share, basic and diluted	$0.03	$0.01	$0.19	$0.01

Total FFO	$29,479	$25,063	$89,388	$72,062
Less FFO contributed by Crest	(1,096)	(224)	(7,256)	(467)
FFO before Crest contribution	$28,383	$24,839	$82,132	$71,595
FFO before Crest contribution per common share:
Basic	$0.72	$0.71	$2.10	$2.05
Diluted	$0.72	$0.71	$2.10	$2.04

We define FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trust’s definition, as net income available to common stockholders, plus depreciation and amortization of assets uniquely significant to the real estate industry, reduced by gains on sales of investment property and extraordinary items.

HISTORICAL FFO COMPONENTS

	2004	2003	2002	2001	2000

For the three months ended September 30,

Net income available to common stockholders	$21,988	$17,901	$19,392	$14,758	$9,923
Depreciation and amortization	10,322	8,295	7,927	7,205	6,882
Gain on sales of investment properties	(2,831)	(1,133)	(3,080)	(2,806)	(231)

FFO	$29,479	$25,063	$24,239	$19,157	$16,574

Total FFO per diluted share	$0.74	$0.71	$0.70	$0.64	$0.62

FFO components, per diluted share:
FFO before Crest’s contribution	$0.72	$0.71	$0.68	$0.63	$0.61
Crest FFO contribution	0.03	0.01	0.02	0.01	0.01

Total FFO	$0.74	$0.71	$0.70	$0.64	$0.62

Cash dividends paid per share	$0.623	$0.593	$0.578	$0.563	$0.548
Diluted shares outstanding	39,674,993	35,072,731	34,538,007	29,804,308	26,671,473

For the nine months ended September 30,

Net income available to common stockholders	$65,856	$51,667	$51,275	$41,851	$30,842
Depreciation and amortization	30,312	24,651	23,003	21,517	20,406
Gain on sales of investment properties	(6,780)	(4,256)	(5,602)	(8,921)	(1,831)

FFO	$89,388	$72,062	$68,676	$54,447	$49,417

Total FFO per diluted share	$2.28	$2.06	$2.04	$1.92	$1.85

FFO components, per diluted share:
FFO before Crest’s contribution	$2.10	$2.04	$1.98	$1.87	$1.84
Crest FFO contribution	0.19	0.01	0.06	0.06	0.01

Total FFO	$2.28	$2.06	$2.04	$1.92	$1.85

Cash dividends paid per share	$1.826	$1.766	$1.721	$1.676	$1.631
Diluted shares outstanding	39,167,575	35,046,352	33,671,335	28,303,628	26,736,160

CONSOLIDATED BALANCE SHEETS

As of September 30, 2004 and December 31, 2003

(dollars in thousands, except per share amounts)

	2004	2003
ASSETS
Real estate, at cost:
Land	$612,129	$557,288
Buildings and improvements	1,051,450	975,894
	1,663,579	1,533,182

Less accumulated depreciation and amortization	(293,190)	(272,647)

Net real estate held for investment	1,370,389	1,260,535
Real estate held for sale, net	27,740	60,110
Net real estate	1,398,129	1,320,645
Cash and cash equivalents	8,483	4,837
Accounts receivable	2,614	3,950
Goodwill	17,206	17,206
Other assets	11,212	13,619

Total assets	$1,437,644	$1,360,257

LIABILITIES AND STOCKHOLDERS’ EQUITY
Distributions payable	$8,980	$7,582
Accounts payable and accrued expenses	12,021	11,479
Other liabilities	5,313	7,030
Line of credit payable	43,400	26,400
Notes payable	480,000	480,000

Total liabilities	549,714	532,491

Stockholders’ equity:
Preferred stock and paid in capital, par value $1.00 per share, 20,000,000 shares authorized, 4,000,000 and 4,125,700 shares issued and outstanding in 2004 and 2003, respectively	96,429	99,368
Common stock and paid in capital, par value $1.00 per share, 100,000,000 shares authorized, 39,649,842 and 37,909,086 shares issued and outstanding in 2004 and 2003, respectively	1,038,767	969,030
Distributions in excess of net income	(247,266)	(240,632)

Total stockholders’ equity	887,930	827,766

Total liabilities and stockholders’ equity	$1,437,644	$1,360,257

The following table sets forth certain information regarding our properties classified according to the business of the respective tenants, expressed as a percentage of our total rental revenue:

	Percentage of Rental Revenue(1)
Industries (30)	For the Quarter Ended Sept. 30, 2004	For the Years Ended December 31,
		2003	2002	2001	2000	1999	1998		1997

Apparel Stores	1.8%	2.1%	2.3%	2.4%	2.4%	3.8%	4.1%		0.7%
Automotive Collision Services	1.0	0.3	—	—	—	—	—		—
Automotive Parts	3.7	4.5	4.9	5.7	6.0	6.3	6.1		7.3
Automotive Services	7.3	8.3	7.0	5.7	5.8	6.6	7.5		6.4
Automotive Tire Services	7.7	3.1	2.7	2.6	2.3	2.3	1.7		1.8
Book Stores	0.3	0.4	0.4	0.4	0.5	0.5	0.6		0.5
Business Services	0.1	0.1	0.1	0.1	0.1	0.1		*	—
Child Care	14.4	17.8	20.8	23.9	24.7	25.3	29.2		35.9
Consumer Electronics	2.1	3.0	3.3	4.0	4.9	4.4	5.4		6.5
Convenience Stores	20.5	13.3	9.1	8.4	8.4	7.2	6.1		5.5
Craft and Novelty	0.5	0.6	0.4	0.4	0.4	0.4		*	—
Drug Stores	0.1	0.2	0.2	0.2	0.2	0.2	0.1		—
Entertainment	2.3	2.6	2.3	1.8	2.0	1.2	—		—
Equipment Rental Services	0.3	0.2	—	—	—	—	—		—
Financial Services	*	—	—	—	—	—	—		—
General Merchandise	0.4	0.5	0.5	0.6	0.6	0.6		*	—
Grocery Stores	0.8	0.4	0.5	0.6	0.6	0.5		*	—
Health and Fitness	4.0	3.8	3.8	3.6	2.4	0.6	0.1		—
Home Furnishings	4.1	4.9	5.4	6.0	5.8	6.5	7.8		5.6
Home Improvement	1.0	1.1	1.2	1.3	2.0	3.6		*	—
Motor Vehicle Dealerships	0.6	—	—	—	—	—	—		—
Office Supplies	1.6	1.9	2.1	2.2	2.3	2.6	3.0		1.7
Pet Supplies and Services	1.4	1.7	1.7	1.6	1.5	1.1	0.6		0.2
Private Education	1.1	1.2	1.3	1.5	1.4	1.2	0.9		—
Restaurants	9.6	11.8	13.5	12.2	12.3	13.3	16.2		19.8
Shoe Stores	0.1	0.9	0.8	0.7	0.8	1.1	0.8		0.2
Sporting Goods	3.3	3.8	4.1	0.9	—	—	—		—
Theaters	3.4	4.1	3.9	4.3	2.7	0.6	—		—
Travel Plazas	0.4	0.3	—	—	—	—	—		—
Video Rental	2.8	3.3	3.3	3.7	3.9	4.3	3.8		0.6
Other	3.3	3.8	4.4	5.2	6.0	5.7	6.0		7.3

Totals	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%		100.0%

* Less than 0.1%

(1)          Includes rental revenue for all properties owned by Realty Income at the end of each period presented (including revenue from properties reclassified to discontinued operations) and excludes properties owned by our subsidiary, Crest Net.

The following table sets forth certain information regarding the timing of the initial lease term expirations (excluding extension options) on our 1,504 net leased, single-tenant retail properties as of September 30, 2004
(dollars in thousands):

Lease Expiration Schedule

(dollars in thousands)

	Total Portfolio			Initial Expirations			Subsequent Expirations
Year	Total Number of Leases Expiring(1)	Rental Revenue for the Quarter Ended 9/30/04(2)	% of Rental Revenue	Number of Leases Expiring	Rental Revenue for the Quarter Ended 9/30/04	% of Total Rental Revenue	Number of Leases Expiring	Rental Revenue for the Quarter Ended 9/30/04	% of Total Rental Revenue
2004	43	$816	1.9%	27	$545	1.3%	16	$271	0.6%
2005	86	1,671	3.9	70	1,379	3.2	16	292	0.7
2006	91	2,095	4.9	46	1,128	2.6	45	967	2.3
2007	117	2,081	4.9	87	1,528	3.6	30	553	1.3
2008	97	2,050	4.8	81	1,817	4.3	16	233	0.5
2009	81	1,877	4.4	47	1,212	2.8	34	665	1.6
2010	39	877	2.0	32	753	1.8	7	124	0.2
2011	40	1,405	3.3	34	1,250	2.9	6	155	0.4
2012	44	1,360	3.2	43	1,342	3.2	1	18		*
2013	74	3,298	7.7	69	3,148	7.3	5	150	0.4
2014	45	1,916	4.5	34	1,733	4.1	11	183	0.4
2015	37	994	2.3	34	962	2.2	3	32	0.1
2016	14	385	0.9	12	303	0.7	2	82	0.2
2017	19	1,481	3.5	15	1,414	3.3	4	67	0.2
2018	19	579	1.4	19	579	1.4	—	—	—
2019	82	3,213	7.5	81	3,021	7.1	1	192	0.4
2020	52	1,876	4.4	52	1,876	4.4	—	—	—
2021	130	4,333	10.0	130	4,333	10.0	—	—	—
2022	96	2,477	5.8	95	2,463	5.8	1	14		*
2023	233	6,360	14.9	232	6,334	14.8	1	26	0.1
2024	52	607	1.4	52	607	1.4	—	—	—
2025	1	21	*	1	21	*	—	—	—
2026	2	93	0.2	2	93	0.2	—	—	—
2028	2	54	0.1	2	54	0.1	—	—	—
2033	3	357	0.8	3	357	0.8	—	—	—
2034	2	208	0.5	2	208	0.5	—	—	—
2037	3	338	0.8	2	325	0.8	1	13		*
Totals	1,504	$42,822	100.0%	1,304	$38,785	90.6%	200	$4,037	9.4%

*Less than 0.1%

(1)          Excludes properties owned by our subsidiary, Crest Net. The lease expirations for properties under construction are based on the estimated date of completion of those properties.

(2)          Includes rental revenue of $253 from properties reclassified to discontinued operations and excludes revenue of $1,524 from four multi-tenant properties and from 29 vacant and unleased properties at September 30, 2004.

The following table sets forth certain state-by-state information regarding Realty Income’s property portfolio as of September 30, 2004 (dollars in thousands):

State	Number of Properties(1)	Percent Leased	Approximate Leasable Square Feet(1)	Rental Revenue for the Quarter Ended Sept. 30, 2004(2)	Percentage of Rental Revenue
Alabama	17	94%	145,600	$379	0.9%
Alaska	2	100	128,500	251	0.6
Arizona	71	99	338,600	1,844	4.2
Arkansas	8	88	48,800	139	0.3
California	61	100	1,057,100	3,938	8.9
Colorado	44	100	352,200	1,214	2.7
Connecticut	16	100	245,600	926	2.1
Delaware	16	100	29,100	338	0.8
Florida	126	99	1,303,900	4,879	11.0
Georgia	97	99	596,600	2,373	5.3
Idaho	11	100	52,000	193	0.4
Illinois	44	98	358,000	1,279	2.9
Indiana	27	93	153,100	531	1.2
Iowa	9	89	57,600	159	0.4
Kansas	22	86	201,300	559	1.3
Kentucky	13	100	43,600	280	0.6
Louisiana	14	100	65,200	300	0.7
Maryland	24	100	207,600	1,122	2.5
Massachusetts	37	100	203,100	1,003	2.3
Michigan	13	100	81,600	298	0.7
Minnesota	20	100	235,700	552	1.2
Mississippi	20	85	155,300	391	0.9
Missouri	33	100	228,100	752	1.7
Montana	2	100	30,000	74	0.2
Nebraska	10	100	91,200	306	0.7
Nevada	10	100	102,300	418	0.9
New Hampshire	9	100	55,200	277	0.6
New Jersey	25	100	132,100	1,059	2.4
New Mexico	6	100	48,800	99	0.2
New York	26	100	270,600	1,435	3.2
North Carolina	50	100	267,900	1,290	2.9
North Dakota	1	100	22,000	16		*
Ohio	98	100	606,400	1,918	4.3
Oklahoma	17	100	94,300	358	0.8
Oregon	17	100	253,300	539	1.2
Pennsylvania	76	100	416,000	1,895	4.3
Rhode Island	1	100	3,500	29	0.1
South Carolina	54	96	159,800	1,154	2.6
South Dakota	1	100	6,500	24	0.1
Tennessee	98	100	462,400	2,204	5.0
Texas	171	94	1,626,200	4,217	9.5
Utah	6	100	35,100	99	0.2
Vermont	1	100	2,500	22		*
Virginia	55	100	412,600	2,080	4.7
Washington	37	100	243,900	689	1.5
West Virginia	2	100	16,800	41	0.1
Wisconsin	16	88	153,700	351	0.8
Wyoming	3	100	14,900	52	0.1
Totals/Average	1,537	98%	11,816,200	$44,346	100.0%

* Less than 0.1%

(1)          Excludes properties owned by our subsidiary, Crest Net.

(2)          Includes rental revenue for all properties owned by Realty Income at September 30, 2004 (including revenue from properties reclassified to discontinued operations of $253).